Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BAXTER INTERNATIONAL INC.

Baxter International Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

(1) That the Board of Directors of the Corporation (the “Board”), at a meeting held on September 29, 2015, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of the Corporation for consideration at the 2016 annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that the amendment and restatement of Article SIXTH of the Corporation’s Amended and Restated Certificate of Incorporation, in the form set forth below (the “Charter Amendment”), be, and it hereby is, declared advisable and approved and adopted in all respects:

SIXTH: Until the 2018 annual meeting of stockholders, (i) the Board of Directors shall be divided into three classes; (ii) the term of office for one class of directors will expire each year at the annual meeting of stockholders, in each case until the directors’ respective successors are elected and qualified; and (iii) the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case until their respective successors are elected and qualified, subject to death, resignation, retirement or removal from office.

Notwithstanding the foregoing, (i) at the 2016 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2017 annual meeting of stockholders; (ii) at the 2017 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2018 annual meeting of stockholders; and (iii) at the 2018 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2018 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of the State of Delaware and directors shall no longer be divided into three classes. Prior to the 2018 annual meeting of stockholders, (a) any board seats created as a result of an increase in the number of directors comprising the entire Board of Directors shall be allocated to make the classes of directors as nearly equal as possible, (b) any director elected to fill a term resulting from an increase in the number of directors shall have the same term as the other members of his class or, if the director is not a member of a class, until the next annual meeting, and (c) a director elected to fill any other vacancy shall have the same remaining term as that of his predecessor.

A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH.

(2) That thereafter, pursuant to resolution of its Board, an annual meeting of the stockholders of the Corporation was duly called and held, on May 3, 2016 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

(3) That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(4) That said amendment will be effective August 1, 2016.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 3rd day of May, 2016.

BAXTER INTERNATIONAL INC.

By:	/s/ David P. Scharf
Name: David P. Scharf
Title: Corporate Vice President and General Counsel